SYNNEX Corporation
44201 Nobel Drive
Fremont, CA 94538

June 13, 2008

VIA ELECTRONIC TRANSMISSION AND OVERNIGHT MAIL

David Orlic

Division of Corporation Finance

Securities and Exchange Commission

100 F Street, N.E.

Washington, DC 20549

Mail Stop 4561

Re:	SYNNEX Corporation

Form 10-K for the Fiscal Year Ended November 30, 2007

Filed February 13, 2008

Definitive Proxy Statement Filed February 22, 2008

Form 8-Ks Filed on May 16, 2008 and May 28, 2008

File No. 1-31892

Dear Mr. Orlic:

On behalf of SYNNEX Corporation (the “Company”), this letter is to inform the staff (the “Staff”) of the Securities and Exchange Commission that the Company requires additional time to respond to comments on the above-referenced Form 10-K, Definitive Proxy Statement and Form 8-Ks received from the Staff in its letter dated May 30, 2008. Accordingly, we advise the Staff that the Company will provide its response to these comments on or prior to June 28, 2008.

Very truly yours,

/s/ Simon Y. Leung
Simon Y. Leung General Counsel and Corporate Secretary

cc:	Kathleen Collins, Accounting Branch Chief

Robert Huang

Kevin Murai

Thomas Alsborg

Allison Leopold Tilley, Esq.

Anne-Marie Vitale